         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1999
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             CAPITAL HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            OHIO                                               34-1588902
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


                                   ----------
                               5520 MONROE STREET
                              SYLVANIA, OHIO 43560
                                 (419) 885-7379
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                         JOHN S. SZUCH, CHAIRMAN AND CEO
                             CAPITAL HOLDINGS, INC.
                               5520 MONROE STREET
                              SYLVANIA, OHIO 43560
                                 (419) 885-7379
       (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                 ---------------
                          COPIES OF COMMUNICATIONS TO:
                             MARTIN D. WERNER, ESQ.
                           WERNER & BLANK CO., L.P.A.
                            7205 WEST CENTRAL AVENUE
                               TOLEDO, OHIO 43617
                              PHONE: (419) 841-8051
                               FAX: (419) 841-8380

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEES

----------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH  CLASS OF                                  PROPOSED MAXIMUM            PROPOSED MAXIMUM
SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED    OFFERING PRICE PER SHARE    OFFERING PRICE     AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.          900,000                    $26.00                  $23,400,000                $6,600
----------------------------------------------------------------------------------------------------------------------------------
Total.....................
----------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the registration fee based upon the average of the high and low prices of the common stock, no par value of Capital Holdings as reported on the Over-the-Counter Electronic Bulletin Board on August 16, 1999, in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus
----------

                   Subject to Completion Dated ________, 1999

                          CAPITAL HOLDINGS, INC. [LOGO]

                      Up to 900,000 Shares of Common Stock

                                $25.00 per share
                              ---------------------

         We are offering up to 900,000 shares of common stock in this rights offering to stockholders who owned common stock as of ____________, 1999. This is called the rights offering and is made with the following conditions:

         - You will receive, at no cost, a right to buy 0.14 share of common stock for every share of common stock that you owned on ____________, 1999 at a price of $25.00 per share.

         - We will not issue fractional rights, and we will not pay cash in place of rights or fractional shares. Your subscription rights are not transferable and the rights will not be listed for trading on any stock exchange.

         - The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern time, on November 15, 1999. If you want to participate in the rights offering, you must submit your subscription documents to us before that deadline or to your broker or bank at least 10 days before that deadline.

         We may offer any unsubscribed shares to the general public at the same price of $25.00 per share. This is called the community offering. If you want to participate in the community offering, you must submit your subscription documents to us before December 1, 1999 or later, if we extend the date, or to your broker or bank at least 10 days before that deadline.

         Both the rights offering and the community offering are subject to the following further conditions:

         - We reserve the right to cancel the rights offering and the community offering at any time before the expiration date.

         - Subscriptions are irrevocable once we receive them, unless we amend this offering.

         - There is no minimum number of shares that we must sell in order to complete the rights offering or the community offering.

         - Stockholders who do not participate in the rights offering will continue to own the same number of shares, but may own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering or stock is sold in the community offering.

         Our common stock is quoted on the Over-The-Counter Electronic Bulletin Board under the symbol "CLHD."

         INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

         NONE OF THE SECURITIES OFFERED BY THIS PROSPECTUS ARE DEPOSITS OR ACCOUNTS. THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS ________, 1999

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Prospectus Summary.......................................................4
Risk Factors.............................................................8
Use of Proceeds.........................................................11
Where You Can Find More Information.....................................11
Selected Consolidated Financial Data....................................13
The Offering............................................................14
Federal Income Tax Considerations.......................................18
Plan of Distribution....................................................20
Legal Matters...........................................................20
Experts.................................................................20

                               PROSPECTUS SUMMARY

         This section summarizes the information contained in this prospectus. You should read the following summary together with the information set forth under the heading "Risk Factors."

         We use the term "we" or "CHI" to refer to Capital Holdings, Inc., a business corporation organized under Ohio law. We use the term "the Bank" to refer to Capital Bank, N.A., a commercial bank organized under the laws of the United States. In some cases, a reference to "we" or "CHI" will include the Bank, since it is our wholly owned subsidiary.

                             CAPITAL HOLDINGS, INC.

         We are a one-bank holding company registered under the Bank Holding Company Act of 1956. We were formed in July 1988 to own and organize our wholly owned subsidiary, the Bank. We are a full-service commercial bank providing the following services to our customers:

         - savings accounts and checking accounts;
         - money market accounts;
         - certificates of deposits;
         - sweep accounts;
         - personal line credit services;
         - credit cards;
         - and commercial, residential and real estate loans and other banking services.

         Our continued commitment to customer satisfaction has resulted in our ninth straight year of growth and profitability, fueled by a strong loan portfolio, excellent overhead control and advances in technology. For the year ended December 31, 1998, we ranked among the top six percent of all banks in the country in total assets. Since 1989, we have focused our business primarily on:

         - corporate, executive and professional customers;
         - pursuing a deposit gathering strategy of offering money market checking and savings accounts;
         - serving small to mid-sized businesses, professionals and their families; and
         - offering certificates of deposits at attractive rates to mid-sized to large depositors with an emphasis on minimizing the operating costs of obtaining these deposits.

         We have experienced significant asset growth and achieved continuing profitability:

         -    Total assets increased to $802 million for the year ended
              December 31, 1998 from $670 million for the same period in 1997 and $560 million for the same period in 1996. At June 30, 1999, our total assets increased 11.07% from December 31, 1998 to $890 million.
         - Net income increased to $7.9 million ($1.30 per share -- diluted) for the year ended December 31, 1998 from $6.8 million ($1.14 per share -- diluted) for the same period in 1997 and $5.7 million ($0.98 per share -- diluted) for the same period in 1996. For the six months ended June 30, 1999, our net income was $4.4 million ($0.70 per share - diluted) as compared to $3.7 million ($0.61 per share - diluted) for the six months ended June 30, 1998.
         - For the year ended December 31, 1998 our loan portfolio grew by 23.3%, or $109.3 million, as compared to December 31, 1997, and increased by 14.47%, or $83.7 million at June 30, 1999 as compared to December 31, 1998.

         Our principal executive offices are located at 5520 Monroe Street, Sylvania, Ohio. Our main telephone number is (419) 885-7379 or (800) 366-5580.

                                  THE OFFERING

The offering.................................   This offering consists of both a
                                                rights offering and, to the
                                                extent any shares offered by
                                                this prospectus remain
                                                unsubscribed, a community
                                                offering.

Offering price...............................   $25.00 per share.



Rights Offering:

         Eligible stockholders...............   You are eligible to purchase
                                                stock in the rights offering if
                                                you owned shares of our common
                                                stock on ____________, 1999.

         Subscription rights.................   If you are an eligible
                                                stockholder, you will have the
                                                right to purchase a 0.14 share
                                                of our common stock for every
                                                share of common stock you owned
                                                as of ____________, 1999. There
                                                is no minimum amount of shares
                                                you must purchase using your
                                                subscription rights.

                                                When determining the number of
                                                shares we will issue, multiply
                                                the number of shares you own by
                                                0.14 and round down to the
                                                nearest whole number. For
                                                example, if you own 125 shares,
                                                you may subscribe for 17 shares
                                                (125 shares x 0.14 = 17.5
                                                shares, rounded down to 17
                                                shares, the nearest whole
                                                number).

         Non-transferability of rights.......   Your subscription rights are not
                                                transferable. Shares issued upon
                                                exercise of your subscription
                                                rights will be issued in the
                                                same record holder's name.



         Persons wishing to exercise
         rights for the benefit of others....   Brokers, banks, trustees, and
                                                other individuals or entities
                                                that hold common stock for the
                                                account of others may, if
                                                authorized by the beneficial
                                                owner, complete the subscription
                                                agreement and submit it to us
                                                with the proper payment.


         Expiration of the rights offering...   The rights offering will expire
                                                at November 15, 1999, at 5:00
                                                p.m., Eastern time. After the
                                                expiration date, you will no
                                                longer be able to purchase
                                                shares through the exercise of
                                                your subscription rights.
                                                However, you will be able to
                                                subscribe for shares in the
                                                community offering.

Community Offering:

         Community offering .................   We may offer to the general
                                                public shares that have not been
                                                subscribed for, if any remain.
                                                If you wish to participate in
                                                the community offering, you must
                                                purchase at least 400 shares.

         Shares available....................   We will first fill all
                                                subscriptions received in the
                                                rights offering. Any remaining
                                                shares may then be offered to
                                                the public in the community
                                                offering, including our current
                                                stockholders who want to
                                                purchase additional shares.



         Expiration of the community offering   The community offering will
                                                expire at the earlier of:

                                                  - a date determined by the
                                                    board of directors; or


                                                  - December 1, 1999 unless
                                                    extended by us but not later
                                                    than January 31, 2000.



Subscription Procedures......................   To subscribe for shares in the
                                                offering, you should carefully
                                                complete and sign the
                                                subscription agreement. If you
                                                are an existing stockholder
                                                please indicate the number of
                                                shares you are purchasing in the
                                                rights offering and indicate any
                                                additional shares you wish to
                                                purchase in the community
                                                offering.

                                                Forward your completed
                                                subscription agreement to our
                                                main office, which address
                                                appears below. Be sure to
                                                include a check or money order
                                                for the full amount of your
                                                subscription price. Checks and
                                                money orders will not be cashed
                                                until we accept your
                                                subscription.

                                                If your subscription is not
                                                completely filled, we will send
                                                you a check for the difference.
                                                No interest will be paid on
                                                returned subscription funds.
                                                YOUR SUBSCRIPTION IS IRREVOCABLE
                                                AFTER YOU SUBMIT THE
                                                SUBSCRIPTION DOCUMENTS.

Submit subscription agreements...............     Deliver subscription
                                                  agreements to:

                                                  By mail:
                                                  Capital Holdings, Inc.
                                                  P.O. Box 327
                                                  Toledo, Ohio 43691-9978
                                                  ATTN: __________________

                                                  By hand:
                                                  Capital Holdings, Inc.
                                                  5520 Monroe Street
                                                  Sylvania, Ohio  43560
                                                  ATTN:  __________________

                                                  By overnight courier:
                                                  Capital Holdings, Inc.
                                                  5520 Monroe Street
                                                  Sylvania, Ohio  43560
                                                  ATTN:  __________________


Ownership Limits.............................   Federal law prohibits you from
                                                directly or indirectly, or
                                                through or in concert with one
                                                or more persons, acquiring
                                                "control" of CHI (defined to
                                                include ownership, control or
                                                the power to vote 10% or more of
                                                a class of CHI voting
                                                securities) unless you provide
                                                at least 60 days' prior written
                                                notice to the Federal Reserve
                                                Board. A person is deemed to
                                                have acquired shares that he or
                                                she has the right to acquire
                                                through the exercise of options,
                                                warrants and rights. Therefore,
                                                any subscriptions in this
                                                offering that are subject to
                                                such Federal laws may, in our
                                                discretion, be deemed void in
                                                their entirety or in part, and
                                                not accepted by us.

Termination..................................   We may cancel the offering at
                                                any time, in which case we will
                                                return your subscription payment
                                                without interest.

Stock certificates...........................   Certificates representing shares
                                                of the common stock will be
                                                delivered to subscribers as soon
                                                as practicable after the
                                                completion of the offering. We
                                                expect that this may take two
                                                weeks or longer, due to the need
                                                to allow checks to clear.

Risk Factors.................................   An investment in shares of our
                                                common stock involves a high
                                                degree of risk. Please see Risk
                                                Factors" beginning on page 8.

Federal Income Tax Consequences..............   Your receipt or exercise of the
                                                subscription rights should not
                                                be treated as a taxable event
                                                for United States federal income
                                                tax purposes, but may have other
                                                tax effects.

Questions....................................   If you have any questions about
                                                the rights offering, including
                                                questions about subscription
                                                procedures and requests for
                                                additional copies of this
                                                prospectus or other documents,
                                                please contact
                                                __________________, our
                                                _____________________, at (419)
                                                885-7379 or (800) 366-5580.

                                  RISK FACTORS

         In addition to the other information in this prospectus and the information we incorporate by reference, you should consider carefully the following factors in evaluating CHI and our business before purchasing our common stock.

RISKS RELATED TO THE OFFERING:
------------------------------

IF YOU DO NOT EXERCISE YOUR FULL SUBSCRIPTION RIGHTS, YOUR PERCENTAGE OWNERSHIP AND VOTING RIGHTS OF CHI WILL DECREASE.

         If you choose not to exercise your subscription rights in full, your relative ownership interests in CHI will be diluted to the extent other stockholders exercise their subscription rights. Your voting rights and percentage interest in any of CHI's net earnings may also be diluted if you don't exercise your rights. We are unable to determine the number of shares, if any, that will be sold in the offering.

THE OFFERING PRICE WAS DETERMINED BY OUR BOARD OF DIRECTORS AND BEARS NO RELATIONSHIP TO THE VALUE OF OUR ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE.

         Our board of directors determined the offering after considering a number of factors, including:

         -     book value of our assets;
         -     past operations;
         -     cash flow;
         -     earnings;
         -     our overall financial condition; and
         -     our future prospects.

         In addition, the board took in account the results of our recent independent appraisal. The board did not assign weighting to any one factor in setting the offering price. After the date of this prospectus, our common stock may trade at prices above or below the offering price.


AFTER YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU COULD SUFFER A LOSS IF THE TRADING PRICE OF OUR COMMON STOCK DECLINES.

         The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $25.00, then you will have committed to buy shares of common stock at a price above the prevailing market price. Once you have exercised your subscription rights, you may not revoke your exercise unless we amend the offering. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME.

         Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

RISKS RELATED TO CHI:
---------------------

WE MAY NOT BE ABLE TO CONTINUE TO GROW THE BANK'S ASSETS AND EARNINGS AS FAST AS WE HAVE SINCE WE OPENED THE BANK IN 1989 BECAUSE OF OUR LIMITED MARKET AREA.

         The Bank has experienced rapid growth in its assets and earnings since it opened for business in 1989. In the future it may be more difficult to continue this rate of growth for a number of reasons, including the fact that the Bank already serves a significant percentage of its market and further penetration of the remaining market will be more difficult.

INVESTORS MAY FIND IT DIFFICULT TO TRADE OUR COMMON STOCK ON THE
OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD.

         Persons who purchase our common stock may be unable to readily sell the common stock. Our common stock trades only on the Over-the-Counter Electronic Bulletin Board and has been trading with limited volume. We are not currently listed on the Nasdaq National Market or any national stock exchange. Furthermore, because our common stock is not listed on the Nasdaq National Market, trading in our common stock is also limited by SEC rules. There can be no assurance that we will list our securities on a national securities exchange at anytime in the future.

WE FACE INTENSE AND SIGNIFICANT COMPETITION FROM MANY MULTI-BANK HOLDING COMPANIES WHICH MAY AFFECT OUR ABILITY TO ATTRACT DEPOSITS, MAKE LOANS OR DEVELOP OTHER LINES OF BUSINESS.

         Our ability to maintain a history of strong financial performance and return on investment to stockholders will depend in part on our ability to expand our available financial services. In addition to the challenge of attracting and retaining customers for traditional banking services, our competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. If we fail to adequately address each of the competitive pressures in the banking industry, our financial condition and results of operations could be adversely affected.

CHANGES IN GOVERNMENTAL LAWS AND REGULATION AND POLICY COULD LIMIT OUR FUTURE GROWTH.

         Any changes to federal banking laws and regulations may negatively impact our ability to expand services and to increase the value of our business. We are subject to extensive state and federal regulation, supervision, and legislation that govern almost all aspects of our operations. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. In addition, CHI's earnings are affected by the monetary policies of the Federal Reserve Board. These policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, but such changes could be materially adverse to our financial performance.

ANY CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

         Changes in interest rates affect our operating performance and financial condition in diverse ways. Our profitability depends in substantial part on our "net interest spread," which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Historically, net interest spreads for other financial institutions have widened and narrowed in response to these and other factors, which are often collectively referred to as "interest rate risk."

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our success depends upon the continued service of our senior management team and upon our ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition, results of operations and cash flows could be materially adversely affected.

OUR ABILITY TO PAY DIVIDENDS IS SUBJECT TO REGULATORY LIMITATIONS AND THERE IS NO ASSURANCE THAT WE WILL CONTINUE TO PAY DIVIDENDS.

         Although we have paid dividends on our common stock in the past, there is no assurance that we may or will continue to pay dividends in the future. Dividends are subject to determination and declaration by our board of directors, which takes into account many factors. The declaration of dividends by us on our common stock is subject to the discretion of our board and to applicable federal regulatory limitations. We cannot guarantee that dividends will not be reduced or eliminated in future periods. Our ability to pay dividends on our common stock depends on our receipt of dividends from the Bank. The Bank is a national bank and, as such, is subject to restrictions and limitations in the amount and timing of the dividends it may pay to us.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, ANY OF WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS AND COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         Provisions of our Articles of Incorporation and Bylaws and Ohio law could have the effect of discouraging takeover attempts which certain stockholders might deem to be in their interest. For example, our board of directors is divided into three classes and each class is elected for a three-year term. This provision could make it more difficult for our stockholders to remove members of our board of directors and may also make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you.

THE FAILURE OF OUR COMPUTER SYSTEMS OR THOSE OF OUR KEY VENDORS, SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

         We are dependent, to a substantial degree, upon the proper functioning of our computer systems as well as those of our vendors, suppliers and customers. Most of our information and data is provided electronically and is dependent on information systems and telecommunications. In addition, most of our products and services rely on information and data provided by others.
If:

         - our computer systems or those of our vendors and suppliers cannot provide accurate information in a timely manner;
         -     we are unable to accurately and timely process such information;
         - our customers are unable to receive and use our products and services; or
         - a general disruption of our telecommunications and utilities occurs as a result of the Year 2000 problem,

         we could suffer financial loss and potential legal liability.

                                 USE OF PROCEEDS

         We plan to use the net proceeds from this offering to further capitalize Capital Bank, N.A., for working capital and general corporate purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the site address is http:\\www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference all documents listed below, all filings filed pursuant to the Exchange Act of 1934 after the date of the filing of this registration statement and prior to effectiveness and any future filings made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the rights offering is terminated.

         The documents we incorporate by reference are:

         (1) Our Annual Report on Form 10-K for the year ended December 31,
             1998;

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         (4) Our Current Report on Form 8-K dated July 25, 1999 and filed with the Commission on August 4, 1999; and

         (5) the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 30, 1993.

         You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing __________________, our _____________________, at 5520 Monroe Street,
Sylvania, Ohio 43560 or by calling (419) 885-7379 or (800) 366-5580.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, including the above risk factors section, contains "forward-looking statements" that involve risks and uncertainties. "Forward-looking statements" are statements that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology.

         You should not place undue reliance on these statements, which speak only as of the date that they were made. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. We do not undertake any obligation to publicly update any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents our selected consolidated financial data as of and for each of the years in the period ended December 31, 1998, 1997, 1996, 1995 and 1994, and as of and for each of the six month interim periods ended June 30, 1999 and 1998. The information has been derived from our consolidated financial statements, including our audited consolidated financial statements incorporated in this prospectus by reference to our 1998 Form 10-K, and should be read in conjunction with the notes to those financial statements. See "WHERE YOU CAN FIND MORE INFORMATION."

    Historical results are not necessarily indicative of results to be expected for any future period.


                                                                                     SELECTED FINANCIAL DATA SCHEDULE
                                                                             (Dollars in thousands except per share amounts)
                                      As of and for the six months
                                              ended June 30                      As of and for the Year-Ended December 31
                                      ----------------------------    -----------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED RESULTS OF                      1999        1998          1998         1997         1996         1995          1994
OPERATIONS:

---------------------------------------------------------------------------------------------------------------------------------
Interest Income                          $   30,944   $   26,726   $   55,568   $   47,593   $   39,639   $   34,752   $   26,330
Interest Expense                         $   17,090   $   15,255       31,751       27,026       22,305       19,964       13,188
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                      $   13,854   $   11,471       23,817       20,567       17,334       14,788       13,142
Provision for Credit Losses              $    1,125   $      510        1,230        1,005          980          850          993
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After                $   12,729   $   10,961       22,587       19,562       16,354       13,938       12,149
Provision for Credit Losses
Other Income                             $      934   $      692        1,681        1,205          874          753          636
Other Expense                            $    7,202   $    6,094       12,534       10,752        8,821        7,590        6,860
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes               $    6,460   $    5,558       11,734       10,015        8,407        7,101        5,925
Income Taxes                             $    2,100   $    1,840        3,805        3,234        2,681        2,256        1,844
---------------------------------------------------------------------------------------------------------------------------------
Net Income                               $    4,360   $    3,718   $    7,929   $    6,781   $    5,726   $    4,845   $    4,081

CONSOLIDATED BALANCE SHEET
DATA:
Total Assets                             $  890,381   $  737,418   $  801,628   $  669,540   $  559,726   $  483,170   $  417,832
Cash and Cash Equivalents                $   19,030   $   26,751       29,263       23,292       13,958       13,048       10,847
Securities Available for Sale            $  197,028   $  178,682      184,583      167,521      159,209      140,627       77,982
Securities Held to Maturity                      --           --           --           --           --           --       71,920
Loans, Net of Deferred Loan Fees         $  662,081   $  521,494      578,370      469,036      380,160      324,788      251,184
Allowance for Credit Losses              $    9,279   $    7,423        8,146        6,947        5,942        4,960        4,110
Deposits                                 $  719,675   $  625,681      663,066      579,661      470,743      407,622      357,533
Shareholders' Equity                     $   58,240   $   53,790       58,422       50,547       41,590       36,136       27,565

PER SHARE DATA(1):
Net Income:
      Basic                                    0.72         0.62         1.32         1.19         1.01          .86          .73
      Diluted                                  0.70         0.61         1.30         1.14          .98          .84          .71
Book Value at Period End                       9.58         8.96         9.66         8.46         7.31         6.39         4.92
Average Shares Outstanding:
      Basic                               6,067,814    5,998,974    6,007,458    5,699,712    5,652,834    5,607,051    5,561,568
      Diluted                             6,247,282    6,080,442    6,110,595    5,927,454    5,842,965    5,783,037    5,730,930


(1) Capital Holdings, Inc. adopted Financial Accounting Standards No. 128, Earnings Per Share, effective December 31, 1997. Basic per share amounts are based upon weighted-average number of common shares outstanding for each period, after giving retroactive effect to a 3-for-1 stock split effective June 30, 1999 and a 6% stock dividend issued during 1996, 1995 and 1994. Diluted per share amounts are based upon weighted-average number of common shares outstanding including dilutive effects of options, warrants and convertible securities for each period, after giving retroactive effect to a 3-for-1 stock split effective June 30, 1999 and a 6% stock dividend issued during 1996, 1995 and 1994. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements. Book value at period end per share amounts are based upon period end shares outstanding for each period.

                                  THE OFFERING


THE RIGHTS OFFERING

         We are offering our stockholders the right to subscribe for and purchase up to an aggregate of 900,000 shares of common stock at $25.00 per share. Only those stockholders who owned common stock on ____________, 1999 will receive subscription rights to purchase stock in the rights offering.

         Each subscription right provides you with the opportunity to purchase
0.14 share of common stock for every share of common stock you owned at the close of business on ____________, 1999. In determining the number of shares of common stock a stockholder will have the right to buy, we will round down to the nearest whole number. We will not issue fractional subscription rights and we will not pay cash in place of subscription rights or fractional shares.

THE COMMUNITY OFFERING

         If there are any shares that are not subscribed for in the rights offering, we may offer them to the public at $25.00 per share. This offering will be made on the same terms as the rights offering, except that you will not need to be a current stockholder in order to participate. You must subscribe for at least 400 shares. We reserve the right to accept or reject, for any reason, any subscription for shares tendered to us in the community offering. We may also determine not to proceed with the community offering even if we have conducted the rights offering.

         If there is an oversubscription of shares in this community offering, we will allocate the shares among you. We will be taking into account the following factors:

         -     the amount of the subscription;
         -     our business relationship with the subscriber; and
         -     whether the subscriber is an existing stockholder.

         It is our intention to encourage broad ownership of our stock among persons who live or work in our primary market areas.

         If you request and pay for more shares than we allocate to you, we will refund your overpayment, without interest.

CERTIFICATES FOR SHARES

         You will receive certificates representing the shares that you purchase as soon as practicable after the closing of the offering.

EXPIRATION DATES

         RIGHTS OFFERING

         The rights offering will expire at 5:00 p.m., Eastern Time, on November 15, 1999. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS ON OR BEFORE THAT TIME, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE AND THEREFORE BE NULL AND VOID. ANY SUBSCRIPTION AGREEMENT RECEIVED AFTER THAT TIME WILL BE TREATED AS A SUBSCRIPTION IN THE COMMUNITY OFFERING AND WILL BE SUBJECT TO SHARE AVAILABILITY AND OVERSUBSCRIPTION PROCEDURES IF NECESSARY.

         We may reject any subscription agreement submitted in the rights offering that we receive after 5:00 p.m. on the expiration date, regardless of when the documents were originally mailed. Stockholders who wish to participate in the rights offering should submit their subscription agreement to us by the expiration date, or to their broker or bank at least 10 days before the expiration date, to allow the broker or bank sufficient time to carry out those instructions.

         COMMUNITY OFFERING

         The community offering will commence at the same time as the rights offering and will expire at the earlier of:

         -     a date selected by the board of directors; or
         - December 1, 1999 unless extended by us, but no later than January 31, 2000.


DETERMINATION OF OFFERING PRICE

         Our board of directors determined the offering price after considering the following factors:

         -     the book value of our assets;
         -     our past operations;
         -     our cash flow;
         -     our earnings;
         -     our overall financial condition; and
         -     our future prospects.

         In addition, the board took in account the results of the most recent report from our regularly scheduled independent appraisals. The board did not consider any one factor to be more important than any other in determining the offering price.


SUBSCRIPTION PROCEDURES

         The following procedures should be followed by all persons purchasing stock in the offering. To participate in the offering, you must submit a subscription agreement for the appropriate offering, together with full payment of the offering price for all your desired shares. Those who hold common stock for the account of others, such as brokers, banks, trustees or depositories, should notify the beneficial owners of those shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the rights offering.

         RIGHTS OFFERING. A subscription agreement exercising rights under the rights offering must be properly executed and received by us, together with full payment for these shares, before 5:00 p.m., Eastern time, on November 15, 1999. You should also indicate on the same form the number of shares you would like to purchase in the community offering. You must enclose full payment for all shares ordered when submitting the subscription agreement. If received late, the entire number of shares ordered in the subscription agreement will be treated solely as a subscription in the community offering.

         COMMUNITY OFFERING. A subscription agreement for shares in the community offering must be properly executed and received by us, together with full payment for these shares, before 5:00 p.m., Eastern time, on December 1, 1999, unless we extend the expiration date.

         Payment of the offering price must be made by cashier's check, personal check or bank draft drawn upon a U.S. bank or money order, in all cases payable to "Capital Holdings, Inc."

         If you wish to pay by uncertified personal check, please note that your check may take five business days or more to clear and, therefore, we may hold the processing of your certificates for up to ten business days following the closing of the offering. You are urged to arrange for payment by certified, cashier's check or money order.


         Deliver the subscription agreements and payments by mail, hand delivery or overnight courier, as follows:

         By mail:                         By hand:                     By overnight courier:
         --------                         --------                     ---------------------
         Capital Holdings, Inc.           Capital Holdings, Inc.       Capital Holdings, Inc.
         P.O. Box 327                     5520 Monroe Street           5520 Monroe Street
         Toledo, Ohio  43691-9978         Sylvania, Ohio  43560        Sylvania, Ohio  43560
         Attention:  _____________        Attention: _____________     Attention:____________

         If you are an existing stockholder and do not indicate the number of shares to be purchased or do not forward full payment of the offering price, you will be deemed to have exercised your subscription rights only to the extent of the payment received. If there are any remaining funds from your payment, we will treat them as your payment toward a subscription in the community offering. New investors will be deemed to have subscribed for the number of shares for which payment is delivered.

         The delivery method used for the subscription agreement and payment for the related shares will be at your election and risk. If sent by mail, it is recommended that your subscription agreement and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery and clearance of payment prior to the expiration date.

         Our answers to all questions concerning the timeliness, validity, form and eligibility of any subscription will be final and binding. We may, in our sole discretion, waive any defect or irregularity, permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any right. Subscriptions are not deemed received or accepted until all irregularities are waived or cured within the time that we determine in our discretion. We have no duty to notify you of any defect or irregularity in connection with the submission of your subscription agreement or incur any liability for failure to give notification.

         If you have any questions concerning the rights offering or these subscription procedures, or if you would like additional copies of this prospectus or other documents, please contact:
_____________________________. All others call toll free_______________.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

NO REVOCATION AFTER EXERCISE OF RIGHTS OR SUBSCRIPTION IN COMMUNITY OFFERING

         After you exercise your subscription rights or subscribe for shares in the community offering, you may not revoke that exercise or subscription unless we amend the terms of this offering (as described below). You should not exercise your subscription rights or submit a subscription in the community offering unless you are certain that you wish to purchase shares of our common stock.

AMENDMENT AND TERMINATION OF OFFERING

         We reserve the right to amend the terms and conditions of this offering at any time. If we make an amendment that we consider significant, we will:

         - mail notice of the amendment to all stockholders who owned shares of common stock on ____________, 1999;
         -   extend the expiration date of the offering by at least 14 days; and
         - allow you at least 10 days to revoke any prior subscriptions, in whole or in part.

         In all other cases, subscriptions will be irrevocable.

         We also reserve the right to terminate the rights offering at any time, in our discretion, in which case all subscriptions will be canceled, and we will return all subscription payments to subscribers. If we terminate the rights offering, we will also terminate the community offering. We may also determine not to proceed with the community offering even if we have conducted the rights offering.

         Upon the occurrence of any change in or cancellation of this offering, we will issue a press release to that effect, and we will file with the SEC a post-effective amendment to the registration statement covering this prospectus.


SHARES OF COMMON STOCK OUTSTANDING AFTER THE OFFERING

         Assuming we issue all of the 900,000 shares of common stock being offered by this prospectus, we will then have approximately 6,979,771 shares of common stock issued and outstanding. This would represent a 14.80% increase in the number of outstanding shares of our common stock. If you are an existing stockholder and you do not exercise your subscription rights, the percentage of common stock that you hold could significantly decrease after the offering.

CERTAIN OWNERSHIP LIMITS AND REPORTING REQUIREMENTS

         Federal law prohibits you from directly or indirectly, or through or in concert with one or more persons, acquiring "control" of us (defined to include ownership, control or the power to vote 10% or more of a class of our voting securities) unless you provide at least 60 days' prior written notice to the Federal Reserve Board. A person is deemed to have acquired shares that he or she has the right to acquire through the exercise of options, warrants and rights. Therefore, any subscriptions in this offering that are subject to such Federal laws may, in our discretion, be deemed void in their entirety or in part, and not accepted by us.

         Any person or group that acquires direct or indirect beneficial ownership of more than 5% of the outstanding shares of our common stock will be subject to SEC reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. In addition, any person or group that acquires direct or indirect beneficial ownership of more than 10% of the outstanding shares of our common stock will be subject to further SEC reporting requirements under Section 16(a) of the Exchange Act and may become liable under Section 16(b) of the Exchange Act for reimbursement of any "short-swing profits." Please consult with your attorney to see if these rules will apply to you.

STATE AND FOREIGN SECURITIES LAWS

         This offering is not being made in any state or foreign country in which it is unlawful to do so, nor are we selling or accepting subscriptions from holders who are residents of any such state or country. We may delay the commencement of this offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. We may decline, in our sole discretion, to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the offering.

NO RECOMMENDATIONS

         We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax consequences of the rights offering. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of CHI stock and the subscription rights and shares issued to you pursuant to the rights offering constitute capital assets.

         Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. We have not sought, nor do we intend to seek, any ruling from the IRS or an opinion of counsel related to the tax matters described below. This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

TAXATION OF STOCKHOLDERS

         Receipt of a subscription right: You will not recognize any gain or other income upon receipt of a subscription right.

         Tax basis of subscription rights: Your tax basis in each subscription right will depend on whether you exercise the subscription right or allow the subscription right to expire.

         If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your CHI stock on which the subscription right is distributed between the CHI stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of CHI stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 1999, to allocate tax basis to your subscription rights.

         If you allow a subscription right to expire, it will be treated as having no tax basis.

         Holding period of subscription rights: Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of subscription rights: You will not recognize any loss upon the expiration of a subscription right.

         Exercise of subscription rights: You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

         If treated as a taxable distribution: If, contrary to CHI's intent, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; and any excess would be treated first as a return of your basis (investment) in your CHI stock and then as a capital gain. You would have a tax basis in the rights equal to the fair market value of the rights on the date of the rights distribution and your holding period in the rights would begin on the date of distribution of the rights. Expiration of the subscription rights would result in a capital loss. You generally will not recognize gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

                              PLAN OF DISTRIBUTION

         On or about October 15, 1999, we will commence the rights offering by distributing the subscription rights and copies of this prospectus, together with a copy of subscription agreements, to individuals who owned shares of our common stock on ____________, 1999. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it, with payment for the shares, to us. If you have any questions, you should contact: _______________________, at the telephone number and address on page __. See "The Offering - Subscription Procedures."

         At the same time, we will commence the community offering by distributing copies of this prospectus and the community offering subscription agreements to interested investors who are not already our stockholders. Persons who wish to purchase stock in the community offering must complete the subscription agreement and return it, with the required payment for the shares, to us. See "The Offering - Subscription Procedures."

         We will hold all subscription agreements received in the offering and will be responsible for processing refunds, in case of cancellation of the offering, to stockholders. Our transfer agent, Registrar and Transfer Co., will be responsible for delivering stock certificates at the conclusion of the offering. We will pay all fees and expenses of our transfer agent in connection with the offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the purchase of stock in this offering.

                                  LEGAL MATTERS

         Werner & Blank Co., L.P.A., will deliver an opinion to us about the validity of the issuance of shares of our common stock in this offering.

                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this registration statement from our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP and have been included in reliance on their report given on their authority as experts in accounting and auditing.

          ------------------------------------------------------------
          ------------------------------------------------------------

- WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. IF YOU RECEIVE ANY DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT.

- THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT CAPITAL HOLDINGS, INC. IS OPERATING UNDER THE SAME CONDITIONS THAT IT WAS OPERATING UNDER WHEN THIS PROSPECTUS WAS WRITTEN. DO NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME PAST THE DATE INDICATED.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates) in connection with the issuance and distribution of the shares of common stock being registered hereunder. All such fees and expenses shall be borne by Capital Holdings, Inc.

                   SEC Registration Fees                              $  6,600
                   Blue Sky fees and expenses                            5,000
                   Printing and engraving expenses                      25,000
                   Transfer agent and registrar fee and expenses         5,000
                   Legal fees and expenses                              75,000
                   Accounting fees and expenses                          5,000
                   Miscellaneous                                         3,400
                                                                      --------

                          Total                                       $125,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

         The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

         In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Capital Holdings.

         The code of regulations of Capital Holdings provides that Capital Holdings shall indemnify each director and each officer of Capital Holdings, and each person employed by Capital Holdings who serves at the written request of the President of Capital Holdings as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Capital Holdings may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

         Capital Holdings carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Exhibit
Number                Description
------                -----------

3.1           Articles of Incorporation of Capital Holdings, Inc.*
3.1.1         Amendment to the Articles of Incorporation
3.2           Code of Regulations of Capital Holdings, Inc.*
5.1           Opinion of Werner & Blank Co., L.P.A.
23.1          Consent of Werner & Blank Co., L.P.A. (Reference is made to the last page of the opinion)
23.2          Consent of Ernst & Young, LLP
24.1          Power of Attorney (Reference is made to the signature page)
99.1          Letter of Transmittal
99.2          Subscription Agreement for Rights Offering
99.3          Subscription Agreement for Community Offering


--------------------------------------------------------------------------------

* Incorporated by reference from Capital Holdings, Inc. Form S-1 (File No. 33-46573) Registration Statement, as amended.

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the registrant during the subscription period and the terms of any subsequent reoffering thereof. If any public offering by the registrant is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylvania, State of Ohio, on August 23, 1999.

                                 CAPITAL HOLDINGS, INC.

                                 By: /s/ John S. Szuch
                                    -------------------------------------
                                     John S. Szuch
                                     Chairman and Chief Executive Officer
                                     (Duly Authorized Representative)


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints John S. Szuch his or her true and lawful attorney-in-fact, with power to act and with full power of substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                            TITLE                                            DATE
---------                                            -----                                            ----

/s/  John S. Szuch                          Chairman of the Board of Directors,                  August 23, 1999
------------------                          Chief Executive Officer and Director
John S. Szuch                               (Principal Executive Officer)


/s/ Michael P. Killian                      Senior Vice President and                            August 23, 1999
----------------------                      Chief Financial Officer
Michael P. Killian                          (Principal Financial and Accounting Officer)


/s/ Robert A. Sullivan                      President, Chief Operating Officer,                  August 23, 1999
----------------------                      Secretary and Director
Robert A. Sullivan

/s/ Bruce K. Lee                            Executive Vice President and Director                August 23, 1999
----------------
Bruce K. Lee

/s/ George A. Isaac, III                    Director                                             August 23, 1999
------------------------
George A. Isaac, III

/s/ W. Geoffrey Lyden, III                  Director                                             August 23, 1999
--------------------------
W. Geoffrey Lyden, III

/s/ James D. Sayre                          Director                                             August 23, 1999
------------------
James D. Sayre





/s/ James M. Appold                         Director                                             August 23, 1999
-------------------
James M. Appold

/s/ David P. Bennett                        Director                                             August 23, 1999
--------------------
David P. Bennett

/s/ Yale M. Feniger                         Director                                             August 23, 1999
-------------------
Yale M. Feniger

/s/ Harley J. Kripke                        Director                                             August 23, 1999
--------------------
Harley J. Kripke

/s/ Thomas W. Noe                           Director                                             August 23, 1999
-----------------
Thomas W. Noe

/s/ Michael C. Landin                       Director                                             August 23, 1999
---------------------
Michael C. Landin

/s/ Ronald R. Langenderfer                  Director                                             August 23 1999
--------------------------
Ronald R. Langenderfer

/s/ Joel A. Levine                          Director                                             August 23, 1999
------------------
Joel A. Levine

/s/ Noel S. Romanoff                        Director                                             August 23, 1999
--------------------
Noel S. Romanoff

/s/ Scott J. Savage                         Director                                             August 23, 1999
-------------------
Scott J. Savage


                                Exhibit Index
                                -------------

Exhibit
Number                Description
------                -----------

3.1           Articles of Incorporation of Capital Holdings, Inc.*
3.1.1         Amendment to the Articles of Incorporation
3.2           Code of Regulations of Capital Holdings, Inc.*
5.1           Opinion of Werner & Blank Co., L.P.A.
23.1          Consent of Werner & Blank Co., L.P.A. (Reference is made to the last page of the opinion)
23.2          Consent of Ernst & Young, LLP
24.1          Power of Attorney (Reference is made to the signature page)
99.1          Letter of Transmittal
99.2          Subscription Agreement for Rights Offering
99.3          Subscription Agreement for Community Offering


--------------------------------------------------------------------------------

* Incorporated by reference from Capital Holdings, Inc. Form S-1 (File No. 33-46573) Registration Statement, as amended.